BlackRock MuniYield Arizona Fund, Inc.

FILE #811-07083

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/13/2007	Puerto Rico Sales Tax Financing Corp.	2,667,603,528	250,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

12/7/2007	PUERTO RICO PUB BLDGS AUTH REV GTD	745,290,000	1,000,000

Lehman Brothers, Bear, Stearns & Co., Inc., RBC Capital Markets, Banc of America Securities LLC, BBVAPR MSD, Citi, DEPFA First Albany Securities, LLC, Goldman, Sachs & Co., JPMorgan, Loop Capital, Merrill Lynch & Co., Morgan Stanley, Oriental Financial Services, Popular Securities, Samuel A. Ramirez & Co., Inc., Santander Securities, Scotia Capital, TCM Capital, UBS Investment Bank, Wachovia Capital Markets, LLC

5/30/2008	PHOENIX ARIZ CIVIC IMPT CORP ARPT	428,905,000	1,000,000

Lehman Brothers Inc., Banc of America Securities LLC, Citi, Piper Jaffray, Siebert Brandford Shank & Co., LLC, UBS Securities LLC, Estrada Hinojosa & Company, Inc., Peacock, Hislop, Staley & Given Inc.

BlackRock MuniYield Arizona Fund, Inc.

FILE #811-07083

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/19/2008	PUERTO RICO ELEC PWR AUTH PWR REV	697,345,000	1,000,000

JPMorgan, Morgan Stanley, Wachovia Capital Markets, LLC, Banc of America Securities LLC, BBVAPR MSD, Goldman, Sachs & Co., Citi, DEPFA First Albany Securities LLC, Eurobank MSD, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co.